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Exhibit (a)(1)

March 26, 2008

To our stockholders:

        On March 13, 2008, EA08 Acquisition Corp. ("Purchaser") commenced a tender offer (the "Offer") for all of your Company's issued and outstanding shares of Common Stock, at a price of $26.00 per share, subject to the terms and conditions contained in Purchaser's Offer materials. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Friday, April 11, 2008.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS REJECT THE OFFER AND NOT TENDER THEIR SHARES PURSUANT TO THE OFFER.

        The attached Schedule 14D-9, which has been filed with the Securities and Exchange Commission, describes certain aspects of the Offer, the reasons for your Board's recommendation and the Company's activities with respect to the Offer and contains other important information. We urge you to read it carefully.

Strauss Zelnick Executive Chairman	Benjamin Feder Chief Executive Officer

Take-Two Interactive Software, Inc. 622 Broadway, New York, NY 10012, USA
Tel 646.536.2842    fax 646.536.2926    www.take2games.com

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  Exhibit (a)(1)